UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
                             WASHINGTON, D.C. 20549        OMB NUMBER: 3235-0058
                                                       EXPIRES:    JUNE 30, 1994
                                   FORM 12B-25         ESTIMATED AVERAGE BURDEN
                                                       HOURS PER RESPONSE...2.50

                           NOTIFICATION OF LATE FILING

(Check One):
|_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

For  Period  Ended:   April  30,  1996  [  ]                SEC FILE NUMBER
Transition   Report   on   Form   10-K  [  ]                33-76200
Transition   Report   on   Form   20-F  [  ]
Transition   Report   on   Form   11-K  [  ]                CUSIP NUMBER
Transition   Report   on   Form   10-Q  [  ]                268928108
Transition Report on Form N-SAR
For the Transition Period Ended:________________________________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I - REGISTRANT INFORMATION

     ERD Waste Corp.
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Full Name of Registrant

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Former Name if Applicable

    937 East Hazelwood Avenue
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Address of Principal Executive Office (Street and Number)

     Rahway, New Jersey 07065
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
         (b) The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[x] prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
         (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

See Attachment I
                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                                  SEC 1344 (6/93

PART IV -- OTHER INFORMATION

(1) Name  and  telephone   number  of  person  to  contact  in  regard  to  this
    notification

    Joseph Wisneski, President      (908)                 381-9229
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           (Name)                      (Area Code)        (Telephone Number)

(2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no,
    identify report(s).                                           |X| Yes |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                 |_| Yes |X| No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                ERD Waste Corp.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     6/12/96                             By /s/ Joseph Wisneski
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                                                    Joseph Wisneski, President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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                                  ATTACHMENT I

         Registrant's financial statements were not completed on or before the date on which Registrant's Form 10-QSB for the fiscal quarter ended April 30, 1996 is required to be filed as a result of recent events including the retention and training of new internal accounting personnel responsible for the Registrant's internal accounting and periodic reporting and the allocation of the efforts of much of Registrant's accounting staff to the acquisition of Environmental Services of America, Inc. Registrant is currently in the process of completing its financial statements and believes at this time that its financial statements will be completed, and its Form 10-QSB will be filed, within the grace period provided for under Rule 12b-25.